Exhibit 99.1

IRET Announces Further Progress in Strategic Transformation

- Executes a New $250 Million Corporate Credit Facility —

- Completes Sale of 10 Senior Housing Assets for $119.5 Million -

MINOT, N.D., February 2, 2017 — IRET (NYSE: IRET) today announced that on January 31, 2017, its operating partnership, IRET Properties, a North Dakota Limited Partnership, entered into a new unsecured, syndicated revolving credit facility with commitments totaling $250 million.  The new facility has a four year initial term and one year extension option, and a $250 million accordion feature, the exercise of which is subject to certain conditions.  Borrowings on the new facility will bear interest at grid pricing either of the Lender’s Base Rate plus 60 to 125 basis points or of LIBOR plus 160 to 225 basis points, based on corporate leverage.

Additionally, IRET today announced that it has completed the sale of ten senior housing properties, containing 900 units, on January 18, 2017 and February 1, 2017, by closing on two of the six previously announced sale agreements, for a combined total sales price of $119.5 million.  After retiring mortgage debt and paying other closing costs, IRET  received net cash proceeds of approximately $105.5 million, of which $48 million was used to pay down IRET’s prior credit facility, which was retired on January 31, 2017, $40 million was applied to the new credit facility with the remaining proceeds used for general corporate purposes. The properties were sold to wholly-owned subsidiaries of Edgewood Properties, LLLP, which is an affiliate of the tenants that leased and operated the properties prior to the sales.  Including sales of senior housing properties in 2016, IRET has now sold 18 of its 34 senior housing properties for a combined sales price of $163.4 million.  IRET expects to close on the sale of the remaining 16 senior housing properties and one multifamily asset pursuant to the four outstanding sale agreements no later than by April 28, 2017.

“With the sales of another ten senior housing properties, and the execution of a new, larger, unsecured credit facility, we continue to make meaningful strides in our transition to a premier multifamily company built on financial flexibility,” said Chief Executive Officer, Tim Mihalick.  “These steps will not only strengthen our financial position, but allow us to recycle capital into multifamily assets and help support our future growth.  We have made significant progress to date, and are focused on executing on our strategic initiatives and building long term value for our shareholders.”

About IRET

IRET focuses on the acquisition, development, redevelopment and management of multifamily communities located primarily in select growth markets throughout the Midwest. As of October 31, 2016, IRET owned interests in 130 properties that were held for investment, consisting of: (1) 86 multifamily properties consisting of 12,751 units, and (2) 44 commercial properties, including 30 healthcare properties, containing a total of approximately 2.7 million square feet of leasable space. IRET’s common shares and Series B preferred shares are publicly traded on the New York Stock Exchange (NYSE symbols: IRET and IRETPRB, respectively). IRET’s press releases and supplemental information are available on its website at www.iret.com or by contacting Investor Relations at 701-837-7104.

Forward-Looking Statements

Certain statements in this press release, including statements regarding IRET’s plans and expectations with respect to its strategic transformation, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from projected results.  Such risks, uncertainties and other factors include, but are not limited to:  changes in operating costs; the effect of government regulation; the availability of capital; changes in general and local economic and real estate market conditions; IRET’s ability to complete acquisitions and dispositions on attractive terms, or at all; IRET’s ability to manage its current debt levels and repay or refinance its indebtedness upon maturity or other payment dates; IRET’s ability to maintain financial covenant compliance under its debt agreements; fluctuations in interest rates; IRET’s ability to maintain effective internal controls over financial reporting and disclosure controls and procedures; competition; IRET’s ability to attract and retain skilled personnel; and those risks and uncertainties detailed from time to time in IRET’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended April 30, 2016.  We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT INFO

Investor Relations

Stephen Swett
phone: 701-837-7104
email: IR@iret.com